Exhibit 99.1

Date:	July 21, 2011	NEWS RELEASE

For Release:	IMMEDIATELY	Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

Contact:	James M. Farrell
HUBBELL REPORTS SECOND QUARTER RESULTS;
NET SALES OF $709.2 MILLION AND EARNINGS PER DILUTED SHARE OF $1.07
SHELTON, CT. (July 21, 2011) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the second quarter ended June 30, 2011.
Net sales in the second quarter of 2011 were $709.2 million, an increase of 10% compared to the $646.4 million reported in the second quarter of 2010. Operating income was $105.1 million, or 14.8% of net sales, compared to $93.5 million, or 14.5% of net sales, for the comparable period of 2010. Net income in the second quarter of 2011 was $65.2 million versus $57.6 million reported in the second quarter of 2010. Earnings per diluted share were $1.07 in the second quarter of 2011 compared to $0.95 reported in the second quarter of 2010. Free cash flow (defined as cash flow from operations less capital expenditures) was $53.8 million in the second quarter of 2011 versus $58.0 million reported in the comparable period of 2010.
For the first six months of 2011, net sales were $1.4 billion, an increase of 12% compared to the same period last year. Operating income was $188.7 million, or 13.8% of net sales, compared to $159.2 million, or 13.1% of net sales, for the comparable period of 2010. Net income in the first six months of 2011 was $115.5 million, an increase of 20% compared to the $96.2 million reported in the first six months of 2010. Earnings per diluted share were $1.89, or 19% above the $1.59 reported for the comparable period of 2010. Free cash flow was $85.3 million compared to $70.8 million reported in the first six months of 2010.

OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer said “I am very pleased with our second quarter results. Our sales increased 10% with solid growth being realized in most of our businesses. We also were able to increase our operating margin to 14.8% which represents a thirty basis point improvement compared to 2010. As we discussed last quarter, higher commodity costs were still a headwind in the second quarter, however, we did manage to narrow the gap between commodity cost increases and pricing actions.
“Looking at our end markets, we experienced continued strong demand for both utility and industrial products. The U.S. non-residential construction market was lower with continued weak demand for private new construction while the public sector spending declined due to stimulus related projects slowing and municipal budgets remaining constrained. However, the non-residential market is continuing to benefit from strong demand for renovation and relight products. The residential market remains weak as a lack of improvement in employment levels and a continued high number of home foreclosures have dampened the recovery.”
SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on second quarter results in 2011 and 2010.
Electrical segment net sales in the second quarter of 2011 increased 9% to $497.9 million compared to $458.4 million reported in the second quarter of 2010. The sales increase was broad based and led by higher demand for industrial products, while residential sales declined. Price realization and favorable foreign currency translation each added 2% to sales in the quarter. Compared to the second quarter of 2010, operating income increased 13% to $69.2 million, or 13.9% of net sales. The increase in operating income was primarily due to higher sales partially offset by increased commodity costs which were in excess of price realization.

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Hubbell’s Power segment net sales in the second quarter of 2011 increased 12% to $211.3 million compared to $188.0 million reported in the second quarter of 2010. The increase was due to higher demand for both distribution and transmission products. Compared to the second quarter of 2010, operating income increased 11% to $35.9 million, or 17.0% of net sales. The increase in operating income was primarily due to higher sales partially offset by increased commodity costs. Productivity improvements were offset by inflationary costs and spending on product development initiatives.
SUMMARY & OUTLOOK
Mr. Powers commented “Based on the strength of the first half, we are now forecasting net sales to increase by 7%-9% for the year. We have increased our outlook for the utility market and now expect that market to grow in the high-single digit range with increases in distribution and higher spending on transmission related projects. We have also increased our overall industrial market outlook due to higher factory utilization and increased demand for our harsh and hazardous products that are benefitting from strong energy markets. While the non-residential construction market is expected to decline, we anticipate that continued higher demand for renovation, relight and controls will provide an offset. However, we expect the residential market to remain weak for the remainder of 2011 with any recovery being delayed into next year.”
Mr. Powers concluded “Based on our strong performance in the first half of the year, we anticipate being able to generate record EPS in 2011. We believe that the pricing actions that have been implemented to date are sufficient to offset the commodity cost increases that we have experienced. We expect operating margins to be approximately 15% for the year in line with our previous guidance. Our balance sheet remains in a strong position to pursue acquisitions and we are continuing to evaluate strategic opportunities. Turning to 2012, we remain optimistic that our end markets will drive revenue growth. Despite some moderating third party forecasts for both the non-residential and residential construction markets, we still anticipate organic growth in all of our end markets in 2012 that will support higher earnings.”

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Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated benefit from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantiative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2010.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2010 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.
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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Net Sales	$709.2	$646.4	$1,367.3	$1,216.9
Cost of goods sold	479.3	435.4	932.2	830.2

Gross Profit	229.9	211.0	435.1	386.7
Selling & administrative expenses	124.8	117.5	246.4	227.5

Operating income	105.1	93.5	188.7	159.2
Operating income as of % of Net sales	14.8%	14.5%	13.8%	13.1%
Interest expense, net	(7.5)	(7.5)	(15.0)	(15.1)
Other expense, net	(1.7)	(0.5)	(3.8)	(1.0)

Total other expense, net	(9.2)	(8.0)	(18.8)	(16.1)
Income before income taxes	95.9	85.5	169.9	143.1
Provision for income taxes	30.2	27.6	53.5	46.2

Net income	$65.7	$57.9	$116.4	$96.9
Less: Net income attributable to noncontrolling interest	0.5	0.3	0.9	0.7

Net income attributable to Hubbell	$65.2	$57.6	$115.5	$96.2

Earnings Per Share:
Basic	$1.08	$0.96	$1.91	$1.60
Diluted	$1.07	$0.95	$1.89	$1.59

Cash dividends per common share	$0.38	$0.36	$0.76	$0.72

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HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	June 30, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$510.4	$520.7
Short-term investments	6.8	8.8
Accounts receivable, net	408.1	341.8
Inventories, net	324.2	298.4
Deferred taxes and other	58.4	56.4

TOTAL CURRENT ASSETS	1,307.9	1,226.1

Property, plant and equipment, net	365.0	358.3
Investments	34.7	30.2
Goodwill	727.6	724.0
Intangible assets, net	266.5	273.5
Other long-term assets	73.7	93.7

TOTAL ASSETS	$2,775.4	$2,705.8

LIABILITIES AND EQUITY

Short-term debt	$2.2	$1.8
Accounts payable	225.7	160.8
Accrued salaries, wages and employee benefits	49.2	70.4
Accrued insurance	53.8	48.5
Dividends payable	22.8	21.9
Other accrued liabilities	130.1	141.6

TOTAL CURRENT LIABILITIES	483.8	445.0

Long-term debt	596.1	595.9
Other non-current liabilities	201.2	201.4

TOTAL LIABILITIES	1,281.1	1,242.3

Hubbell Shareholders’ Equity	1,489.8	1,459.2
Noncontrolling interest	4.5	4.3

TOTAL EQUITY	1,494.3	1,463.5

TOTAL LIABILITIES AND EQUITY	$2,775.4	$2,705.8

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Six Months Ended June 30
	2011	2010

Cash Flows From Operating Activities
Net income attributable to Hubbell	$115.5	$96.2
Depreciation and amortization	34.8	36.8
Stock-based compensation expense	5.1	4.5
Deferred income taxes	15.3	3.2
Changes in working capital	(50.4)	(51.9)
Contributions to defined benefit pension plans	(1.4)	(1.7)
Other, net	(2.5)	6.0

Net cash provided by operating activities	116.4	93.1

Cash Flows From Investing Activities
Capital expenditures	(31.1)	(22.3)
Net change in investments	(0.9)	(9.2)
Other, net	4.0	1.1

Net cash used in investing activities	(28.0)	(30.4)

Cash Flows From Financing Activities
Short-term debt borrowings, net	0.3	3.4
Payment of dividends	(44.9)	(42.4)
Acquisition of common shares	(82.2)	(2.9)
Proceeds from exercise of stock options	17.0	10.0
Other, net	3.3	1.7

Net cash used in financing activities	(106.5)	(30.2)

Effect of foreign exchange rate changes on cash and cash equivalents	7.8	(3.2)

(Decrease) increase in cash and cash equivalents	(10.3)	29.3
Cash and cash equivalents
Beginning of period	520.7	258.5

End of period	$510.4	$287.8

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HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010

Net Sales
Electrical	$497.9	$458.4	$964.0	$867.7
Power	211.3	188.0	403.3	349.2

Total Net Sales	$709.2	$646.4	$1,367.3	$1,216.9

Operating Income
Electrical	$69.2	$61.1	$126.8	$101.2
Power	35.9	32.4	61.9	58.0

Total Operating Income	$105.1	$93.5	$188.7	$159.2

Operating Income as a % of Net Sales
Electrical	13.9%	13.3%	13.2%	11.7%
Power	17.0%	17.2%	15.3%	16.6%
Total	14.8%	14.5%	13.8%	13.1%

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HUBBELL INCORPORATED
Earnings Per Share Calculation
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Numerator:
Net income attributable to Hubbell	$65.2	$57.6	$115.5	$96.2
Less: Earnings allocated to participating securities	0.3	0.2	0.5	0.4

Net income available to common shareholders	$64.9	$57.4	$115.0	$95.8

Denominator:
Average number of common shares outstanding	60.0	59.8	60.2	59.7
Potential dilutive shares	0.8	0.4	0.8	0.4

Average number of diluted shares outstanding	60.8	60.2	61.0	60.1

Earnings per Share:
Basic	$1.08	$0.96	$1.91	$1.60
Diluted	$1.07	$0.95	$1.89	$1.59

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HUBBELL INCORPORATED
Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	June 30, 2011	December 31, 2010
Total Debt	$598.3	$597.7
Total Hubbell’s Shareholders’ Equity	1,489.8	1,459.2

Total Capital	$2,088.1	$2,056.9

Total Debt to Total Capital	29%	29%

Total Debt	$598.3	$597.7
Less: Cash and cash equivalents	(510.4)	(520.7)
Investments	(41.5)	(39.0)

Net Debt	$46.4	$38.0

Net Debt to Total Capital	2%	2%

Note:	Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.
Free Cash Flow Reconciliation

	Six Months Ended June 30
	2011	2010

Net cash provided by operating activities	$116.4	$93.1
Less: Capital Expenditures	(31.1)	(22.3)

Free cash flow	$85.3	$70.8

Note:
Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and strengthening the balance sheet.

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